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                                                                    EXHIBIT 23.2

                          Independent Auditors' Consent

The Board of Directors
Manhattan Pharmaceuticals, Inc.
(formerly Atlantic Technology Ventures, Inc.):

We consent to the incorporation by reference in the registration statements (Nos. 333-34379, 333-35079, 333-65393, 333-40916, 333-49036 and 333-57550) on
Form S-3 and (Nos. 333-15807 and 333-48531) on Form S-8 of Manhattan Pharmaceuticals, Inc. (formerly Atlantic Technology Ventures, Inc. (a development stage company)) of our report dated March 22, 2002, with respect to the consolidated balance sheet of Atlantic Technology Ventures, Inc. and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for years ended December 31, 2001 and 2000, and for the period from July 13, 1993 (inception) to December 31, 2001, which report appears in the December 31, 2002, Annual Report on Form 10-KSB of Manhattan Pharmaceuticals, Inc.

Our report dated March 22, 2002 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has limited liquid resources that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                          /s/ KPMG LLP

Short Hills, New Jersey
April 11, 2003